UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): JULY 14, 2009

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 14, 2009, Natural Alternatives International, Inc., a Delaware corporation (“NAI”), completed certain amendments to its credit facility with Wells Fargo Bank, National Association (“Lender”). The amendments (i) modify the interest rate payable on the line of credit from a rate equal to either a fluctuating rate per annum equal to 2.75% to 3.75% above the Daily One Month LIBOR Rate in effect from time to time or a fixed rate per annum equal to 2.50% to 3.50% above LIBOR, to a rate equal to either a fluctuating rate per annum equal to 2.75% to 4.25% above the Daily Three Month LIBOR Rate in effect from time to time or a fixed rate per annum equal to 2.50% to 4.00% above LIBOR, as elected by NAI from time to time, in each case with the percentage above the applicable LIBOR determined based on NAI’s fixed charge coverage ratio; (ii) modify the annual fee payable to Lender from 0.25% to 1.00% of the maximum available line of credit amount to 0.25% to 1.50% of the maximum available line of credit amount with the percentage determined based on NAI’s fixed charge coverage ratio; (iii) modify the borrowing limitation under the line of credit from an aggregate of 85% of NAI’s eligible accounts receivable plus 50% of the value of NAI’s eligible inventory to an aggregate of 85% of NAI’s eligible accounts receivable plus 30% of the value of NAI’s eligible raw materials inventory plus 40% of the value of NAI’s eligible finished goods inventory; (iv) extend the availability of the foreign exchange facility to November 1, 2010; (v) modify the fiscal year end net income requirement for fiscal 2009 from a net loss not to exceed $2,500,000 to a net loss not to exceed $5,000,000; (vi) modify the quarterly net income requirement from net income not less than $1.00 to net income not less than $250,000 for the quarter ended June 30, 2009; and (iv) modify the fixed charge coverage ratio for the quarter ended June 30, 2009 from not less than 1.25 to 1.0 to not less than -1.95 to 1.0.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: July 20, 2009	By:	/s/ Ken Wolf
Ken Wolf
Chief Financial Officer